Exhibit 3(i).5

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ALLIANT TECHSYSTEMS INC.

The undersigned, Keith D. Ross, Secretary of Alliant Techsystems Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting of the directors held on May 6, 2008 and by a majority of the stockholders of the Corporation at a meeting of the stockholders held on August 5, 2008 in accordance with Section 242 of the Delaware General Corporation Law, and that such resolution has not been subsequently modified or rescinded:

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby concludes that it is advisable to amend the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) to increase the number of shares of Common Stock authorized for issuance from 90,000,000 shares to 180,000,000 shares.

FURTHER RESOLVED, that Article Fourth of the Certificate of Incorporation be amended to increase the number of shares of Common Stock of the Corporation from 90,000,000 shares to 180,000,000 shares, so that Article Fourth, as amended, will read in its entirety as follows:

“FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 185,000,000, of which 5,000,000 shares shall be Preferred Stock, par value $1.00 per share, and 180,000,000 shares shall be Common Stock, par value $.01 per share. Each share of Common Stock shall be entitled to one vote per share at annual and special meetings of the stockholders.”

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Corporation, has executed this document as of August 5, 2008.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Keith D. Ross
Keith D. Ross, Secretary